Exhibit 99.2

NOTICE OF GUARANTEED DELIVERY
OF
WARRANTS OF
ACCEL ENTERTAINMENT, INC.
Pursuant to the Prospectus/Offer to Exchange dated July 14, 2020
This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer (as defined below) if:

•	the procedure for book-entry transfer cannot be completed on a timely basis, or

•
time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal and any other required documents, to reach the Company prior to the Expiration Date (as defined below).

TO: ACCEL ENTERTAINMENT, INC.
Accel Entertainment, Inc.
140 Tower Drive
Burr Ridge, Illinois 60527
(630) 972 -2235
ATTN: Warrant Exchange
warrant@accelentertainment.com

The undersigned acknowledges: (i) receipt of the Prospectus/Offer to Exchange, July 14, 2020 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of Accel Entertainment, Inc. (the “Company”), a Delaware corporation, to the holders of its warrants to receive 0.250 shares of the Company’s Class A-1 common stock, par value $0.0001 per share, of the Company (“Class A-1 Common Stock”) in exchange for each such warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”); and (ii) that the Offer will be open until 11:59 p.m., Eastern Daylight Time, on August 11, 2020, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”
The Offer is being made to:

•
All holders of the Company’s warrants to purchase the Company’s Class A-1 Common Stock that were originally sold as part of the units issued in the Company’s initial public offering, which closed on June 30, 2017 (the “Pace IPO”), referred to as the “Pace Public Warrants.” The Pace Public Warrants entitle such warrant holders to purchase one share of Class A-1 Common Stock for a purchase price of $11.50, subject to certain adjustments. Our Class A-1 Common Stock and Accel Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “ACEL,” and “ACEL.WS”, respectively. The Company previously provided notice that it will redeem 100% of the Pace Public Warrants in accordance with their terms on July 16, 2020. Accordingly, although the Offer is extended to the Pace Public Warrants, the redemption of the Pace Public Warrants is expected to be consummated prior to the expiration of the Offer, and therefore no Pace Public Warrants will remain outstanding at the time the Offer is consummated. Following the redemption, Accel’s warrants may no longer meet the continued listing standards of the NYSE and may be delisted.

•
All holders of the Company’s Warrants to purchase the Company’s Class A-1 Common Stock that were (i) privately offered in connection with Pace IPO, based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Pace Private Placement Warrants”, (ii) privately offered in connection with the business combination consummated by the Company on November 20, 2019, referred to as the “Business Combination Private Placement Warrants” and (iii) issued in a registered offering in connection with the business combination, referred to as the “Accel Public Warrants” (collectively, referred to as the “Outstanding Warrants”, and the Outstanding Warrants together with the Pace Public Warrants, the “Accel Warrants”). The Outstanding Warrants entitle such warrantholders to purchase one share of the

Company’s Class A-1 Common Stock for a purchase price of $11.50, subject to certain adjustments. As of June 1, 2020, there were 7,333,326 Outstanding Warrants, of which 5,683,378 were held by the Company’s affiliates. Pursuant to the Offer, the Company is offering up to an aggregate of 1,833,293 shares of the Company’s Class A-1 Common Stock in exchange for the Outstanding Warrants.
Our Class A-1 Common Stock and Accel Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “ACEL,” and “ACEL.WS”, respectively. The Pace Private Placement Warrants and Pace Public Warrants are governed by the Warrant Agreement, dated as of June 27, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “IPO Warrant Agreement”). The Accel Public Warrants and the Business Combination Private Placement Warrants are governed by the Warrant Agreement, dated as of November 20, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Business Combination Warrant Agreement” and, together with the IPO Warrant Agreement, the “Warrant Agreements”).
Each Accel Warrant holder whose Accel Warrants are exchanged pursuant to the Offer will receive 0.250 shares of Class A-1 Common Stock in exchange for each Accel Warrant tendered by such holder and exchanged. Any Accel Warrant holder that participates in the Offer may tender some or all of its Accel Warrants for exchange, and may elect to delay the settlement of their exchange Accel Warrants for shares of Class A-1 Common Stock until December 31, 2020.
No fractional shares of Class A-1 Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Accel Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, have the number of shares rounded down to the nearest whole number of Class A-1 Common Stock issued to such holder.
Each of the following (and/or an affiliate thereof) have agreed to tender their Outstanding Warrants in the Offer pursuant to a Tender and Exchange Agreement, dated as of June 16, 2020: (i) Andrew Rubenstein, our Chief Executive Officer, President and Director, (ii) Brian Carroll, our Chief Financial Officer, (iii) Derek Harmer, our General Counsel and Chief Compliance Officer, (iv) Gordon S. Rubenstein, a member of our board of directors, (v) David W. Ruttenberg, a member of our board of directors, (vi) the Clairvest Investors (as defined in the Prospectus/Offer to Exchange), which is affiliated with Kenneth B. Rotman, a member of our board of directors and (vii) the Pace Sponsor Members (as defined in the Prospectus/Offer to Exchange). The Tender and Exchange Agreement, which is further described in the Prospectus/Offer to Exchange, relates to approximately 94% of the Outstanding Warrants. The Tender and Exchange Agreement relates to approximately 94% of the Outstanding Warrants. See the section of the Prospectus/Offer to Exchange entitled “The Offer — Interests of Directors, Executive Officers and Others.”
This Notice of Guaranteed Delivery, properly completed and duly executed, must be delivered by hand, mail, overnight courier or facsimile transmission to the Company, as described in the section of the Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange — Guaranteed Delivery Procedures.” The method of delivery of all required documents is at your option and risk.
For this Notice of Guaranteed Delivery to be validly delivered, it must be received by the Company at the above address before the Expiration Date. Delivery of this notice to another address will not constitute a valid delivery. Delivery to the Company or the book-entry transfer facility will not be forwarded to the Company and will not constitute a valid delivery.
Your signature on this Notice of Guaranteed Delivery must be guaranteed by an Eligible Institution, and the Eligible Institution must also execute the Guarantee of Delivery attached hereto. An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

In addition, if the instructions to the Letter of Transmittal require a signature on a Letter of Transmittal to be guaranteed by an Eligible Institution, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.
By signing this Notice of Guaranteed Delivery, you tender for exchange, upon the terms and subject to the conditions described in the Prospectus/Offer to Exchange and in the Letter of Transmittal, the number of Accel Warrants specified below pursuant to the guaranteed delivery procedures described in the section of the Prospectus/Offer to Exchange entitled “The Offer — Procedure for Tendering Warrants for Exchange—Guaranteed Delivery Procedures.”

DESCRIPTION OF WARRANTS TENDERED
List below the Accel Warrants to which this Notice of Guaranteed Delivery relates.

Name(s) and Address(es) of Registered Holder(s) of Accel Warrants	Number of Accel Warrants Tendered
Total:

(1) Unless otherwise indicated above, it will be assumed that all Accel Warrants listed above are being tendered pursuant to this Notice of Guaranteed Delivery.
☐
CHECK HERE IF THE ACCEL WARRANTS LISTED ABOVE WILL BE DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE DEPOSITORY TRUST COMPANY (“DTC”) AND COMPLETE THE FOLLOWING (FOR USE BY ELIGIBLE INSTITUTIONS ONLY):

Name of Tendering Institution:

Account Number:
SETTLEMENT DATE ELECTION
Indicate below the date on which you which you wish to receive all shares of Class A-1 Common Stock issuable to you in respect of Accel Warrants validly tendered and not withdrawn in connection with the Offer (such date, an “Alternative Settlement Date”). In the event you chose an Alternative Settlement Date, you will be entitled to receive all shares of Class A-1 Common Stock due in respect of your Accel Warrants validly tendered and not withdrawn in connection with the Offer on or around such date, and will not be permitted to effect a settlement of such Class A-1 Common Stock on any date other than the Alternative Settlement Date and in any amount less than the number of shares of Class A-1 Common Stock due in exchange for such Accel Warrants pursuant to the terms of the Offer. In the event that the Company is not able to effect the settlement of the Class A-1 Common Stock on the Alternative Settlement Date, the Company will effect such settlement as soon as practicable thereafter.

☐ CHECK HERE IF YOU ELECT AN ALTERNATIVE SETTLEMENT DATE, AND, IF SO, INDICATE THE DATE OF SUCH SETTLEMENT BELOW, WHICH MUST BE PRIOR TO DECEMBER 31, 2020:
Date:
By electing an Alternative Settlement Date, you agree to waive any and all rights with respect to enforcement under Rule 13d-4(f)(8) of the Securities Exchange Act of 1934, as amended

SIGNATURES

Signature(s) of Accel Warrant Holder(s)

Name(s) of Accel Warrant Holder(s) (Please Print)

Address

City, State, Zip Code

Telephone Number

Date

GUARANTEE OF SIGNATURES

Authorized Signature

Name (Please Print)

Title

Name of Firm (must be an Eligible Institution as Defined in this Notice of Guaranteed Delivery)

Address

City, State, Zip Code

Telephone Number

Date

GUARANTEE OF DELIVERY
(Not to be used for Signature Guarantee)
The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “Eligible Institution”), guarantees delivery to the Company of the Accel Warrants tendered, in proper form for transfer, or a confirmation that the Accel Warrants tendered have been delivered pursuant to the procedure for book-entry transfer described in the Prospectus/Offer to Exchange and the Letter of Transmittal into the Exchange Agent’s account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter(s) of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents, all within two (2) Over-the-Counter Bulletin Board quotation days after the date of receipt by the Company of this Notice of Guaranteed Delivery.
The Eligible Institution that completes this form must communicate the guarantee to the Company and must deliver the Letter of Transmittal to the Company, or confirmation of receipt of the Accel Warrants pursuant to the procedure for book-entry transfer and an Agent’s Message, within the time set forth above. Failure to do so could result in a financial loss to such Eligible Institution.

Authorized Signature

Name (Please Print)

Title

Name of Firm

Address

City, State, Zip Code

Telephone Number

Date